UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2026

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 310 Englewood, CO 80112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of Certain Officers.

On January 5, 2026, Christopher M. Ryan announced his intention to retire as President and Chief Operating Officer of Gevo, Inc., a Delaware corporation (the “Company”), effective on or about June 5, 2026. Dr. Ryan will receive the amounts for a retirement from the Company as set forth in his employment agreement.

In conjunction with Dr. Ryan’s retirement, on January 5, 2026, the Company announced the hiring of Greg Hanselman as Executive Vice President, Operations and Engineering of the Company. Mr. Hanselman is expected to be appointed as Chief Operating Officer of the Company to succeed Dr. Ryan in his current role following his retirement in June 2026.

(e) Compensatory Arrangements of Certain Officers.

As previously disclosed, Paul Bloom was appointed as the Company’s President and will succeed Patrick R. Gruber as the Company’s Chief Executive Officer following his retirement. Following such appointment, on January 1, 2026, the Company entered into an amended and restated employment agreement with Dr. Bloom. On the same day, the Company also entered into an employment agreement with Oluwagbemileke (Leke) Agiri, the Company’s Chief Financial Officer.

The amended and restated employment agreement with Dr. Bloom (the “Bloom Agreement”) replaces his existing employment agreement dated August 12, 2024, and provides that Dr. Bloom will continue to serve as the Company’s President until Dr Gruber’s retirement on or about April 1, 2026, at which time he will become the Company’s Chief Executive Officer. Under the Bloom Agreement, Dr. Bloom is entitled to a base salary of $550,000 (which may be increased, but not decreased, during the term), a target annual bonus equal to 100% of his base salary, and he may be eligible to receive equity awards at the discretion of the Company’s Board of Directors (“Board”) or the Compensation Committee thereof. If his employment is terminated by the Company without cause or by him for good reason, then he would be eligible to receive cash severance equal to six months of base salary and 18 months of free COBRA coverage. If such termination of employment occurs within 30 days before, or 12 months after, a change in control (the “CIC Protection Period”), then the cash severance payment increases to 12 months of base salary plus 1.0x his target bonus. All severance benefits are contingent on Dr. Bloom’s execution of a release of claims in favor of the Company. The Bloom Agreement also provides that if Dr. Bloom dies or becomes disabled while employed by the Company, then he or his estate, as applicable, would receive a payment equal to six months of base salary. As a result of Dr. Bloom being eligible for severance benefits under this agreement, the Bloom Agreement also provides that Dr. Bloom is not eligible for the Company’s Change in Control Severance Plan (the “CIC Plan”).

The employment agreement with Mr. Agiri (the “Agiri Agreement”) provides that Mr. Agiri will continue to serve as the Company’s Chief Financial Officer, having a base salary of $380,000 (which may be increased, but not decreased, during the term), a target annual bonus equal to 65% of his base salary, and he may be eligible to receive equity awards at the discretion of the Board or the Compensation Committee. If his employment is terminated by the Company without cause or by him for good reason, then he would be eligible to receive12 months of free COBRA coverage, and if such termination occurs during the CIC Protection Period, then Mr. Agiri will also be entitled to a severance payment equal to 12 months of base salary plus 1.0x his target bonus. Such severance benefits are contingent on his execution of a release of claims in favor of the Company. The Agiri Agreement also provides that if Mr. Agiri dies or becomes disabled while employed by the Company, then he or his estate, as applicable, would receive a payment equal to six months of base salary. As a result of Mr. Agiri becoming eligible for severance benefits under this agreement, the Agiri Agreement also provides that Mr. Agiri shall cease to be eligible for the CIC Plan.

For purposes of the Bloom Agreement and the Agiri Agreement (collectively, the “Agreements”), “cause” means the termination of the executive’s employment as a result of the executive’s (1) conviction of a felony, (2) willful misconduct or dishonesty that materially injures the business or reputation of the Company, or (3) material failure to consistently discharge the executive’s duties.

For purposes of the Agreements, “good reason” means the occurrence of (1) a material decrease in base salary, (2) a requirement that the executive relocate, (3) a material breach by the Company of the Agreement, or (4) for Dr. Bloom only, a requirement he reports to someone other than the Chief Executive Officer (or other than the Board after Dr. Bloom becomes the Chief Executive Officer).

Each of the Agreements also includes restrictive covenants. Specifically, the Agreements include a non-compete, a non-solicitation of clients and customers, and a non-solicitation of employees, each of which is effective at all times while the executive is employed and for a period of time following the termination of their employment for any reason. Such period is equal to 18 months for Dr. Bloom and 12 months for Mr. Agiri (except that, if his termination occurs during the CIC Protection Period, then the period is shortened to 6 months). As consideration for the non-competition covenant, the Company agreed to provide each of the executives with a grant of 10,000 shares of restricted stock upon execution of their Agreement (which Dr. Bloom previously received upon execution of his employment agreement in August 2024) plus the right to receive a non-compete payment, which would become due in the event their employment terminates for any reason other than cause, death, or disability, equal to (1) for Dr. Bloom, 18 months of base salary plus 1.0x times his target annual bonus, and (2) for Mr. Agiri, 12 months of base salary plus 1.0x his target annual bonus (or 6 months of base salary plus 0.5x his target annual bonus in the event his termination occurs during the CIC Protection Period). In addition, all or a portion of the executive’s outstanding equity awards will continue to vest during the 18 months (12 months for Mr. Agiri) following termination of employment contingent on continued compliance with the restrictive covenants, provided that, in the event of a termination of employment following a change in control, all equity awards would immediately vest upon such termination of employment.

The Bloom Agreement also includes provisions intended to encourage a smooth transition in the event of his retirement. Specifically, the Bloom Agreement provides that if he (1) retires following his 65th birthday after providing at least six months’ notice of his retirement, (2) remains employed through the date his successor is appointed (even if such date is more than six months after he provides notice of his retirement), (3) properly transitions his duties to his successor, and (4) agrees to provide consulting services for six months after retirement, then he will be eligible to receive the same payments he would have been entitled to if his employment had terminated for good reason, as described above, contingent on his execution of a standard release of claims in favor of the Company.

The foregoing descriptions of the Bloom Agreement and the Agiri Agreement are qualified in their entirety by reference to the applicable agreements that are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On January 5, 2026, the Company issued a press release announcing the retirement of Dr. Ryan and the hiring of Mr. Hanselman. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, amended and restated as of January 1, 2026, by and among Gevo, Inc. and Paul Bloom
10.2	Employment Agreement, dated January 1, 2026, by and among Gevo, Inc. and Oluwagbemileke Agiri
99.1	Press Release of Gevo, Inc., dated January 5, 2026
104	Cover Page Interactive Data File (Formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: January 5, 2026	By:	/s/ E. Cabell Massey
E. Cabell Massey
Vice President, Legal and Corporate Secretary